Exhibit 99.1

Alliance Data Reports Third Quarter 2021 Results

o	Net income of $224 million, or $4.47 per diluted share
o	Third quarter credit sales up 20%, supporting expectations for continued receivables growth
o	Strategic transformation continues as spinoff of LoyaltyOne® segment as Loyalty Ventures Inc. is expected on November 5th, significantly improving Alliance Data’s capital ratios and other key metrics
o	Recent agreement with Sezzle leverages Bread’s fintech payments platform for installment lending across Sezzle’s over 40,000 merchant network

COLUMBUS, Ohio, October 28, 2021 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced results for the quarter ended September 30, 2021.

“Alliance Data’s third quarter performance demonstrates considerable operating progress.  Net income improved year-over-year and pre-tax pre-provision earnings increased substantially both year-over-year and sequentially, in line with strong credit sales and reduced expense levels,” said Ralph Andretta, president and chief executive officer of Alliance Data.  “At the same time, we continued to move forward with the transformation of our company and are demonstrating how the investments we have made and continue to make drive our future growth.”

“Credit sales remained strong in the third quarter as we saw improving performance across our brand partners, which more than offset a previously announced portfolio sale in the third quarter.    We saw positive momentum building in the LoyaltyOne segment as campaign activity picked up late in the quarter for BrandLoyalty, and AIR MILES® reward miles redeemed improved to the highest level since the pandemic began.

“Our net loss rate was particularly low in the third quarter, and our delinquency rate remained below historic levels.  We expect credit metrics and payment rates to continue to moderate into 2022 as stimulus programs wind down. We continue to monitor uncertainties in the market and remain confident that our full suite of product offerings, combined with our disciplined risk management, will enable us to drive responsible, profitable growth in the periods ahead.

“The upcoming spinoff of our LoyaltyOne segment concludes a multi-year Board initiative to simplify Alliance Data’s business model and strengthen our enterprise-level capital metrics. At the spin-off date, which is expected to be November 5, 2021, Alliance Data will retain a 19% ownership in, and expects to receive a $750 million cash distribution from Loyalty Ventures Inc., which we will use for deleveraging.  The spin is expected to provide a significant improvement in Alliance Data’s capital metrics.  Loyalty Ventures will have the opportunity to focus on its own unique strategic priorities and make meaningful investments to drive growth and efficiencies.  We are excited about the prospects for both businesses and the long-term potential of each of the companies.”

Mr. Andretta continued, “Our recently announced strategic relationship with Sezzle provides another way to capitalize on the versatility of Bread’s fintech payments platform to open new opportunities for expansion outside of our direct distribution network.  Sezzle’s over 40,000 merchants will be able to leverage our digital offerings to provide their consumers with additional flexible installment payment solutions for big ticket purchases.  We will continue to expand Bread’s direct merchant partners while enlisting existing Alliance Data retail card partners to launch on Bread’s platform.  The business development pipelines across our offerings remain robust, and our focus on portfolio optimization will continue to drive profitability and growth into 2022 and beyond.

Alliance Data Systems Corporation
October 28, 2021

2021 FULL-YEAR OUTLOOK

“For full-year 2021, we expect our credit sales to increase at a double-digit growth rate providing positive receivables growth momentum into 2022.  Based on our current visibility and payment rate expectations, receivables at year-end 2021 are projected to be in line with year-end 2020 levels.  We expect to resume high-single- to low-double-digit average receivables growth in 2022,” said Mr. Andretta.  “Given the continued strength of our credit metrics, we now expect a net loss rate in the high 4% range for the year.  Total revenue for the year is anticipated to be down low-single-digits compared to 2020 driven by lower receivables.  As a result of lower expenses in the third quarter, partially driven by improved credit and collections efficiencies, we now expect total expenses, excluding provision for loan loss, to be flat to modestly down year-over-year while we continue to fund initiatives to position the Company for future growth.  In 2021, we are investing over $100 million in digital innovation and technology enhancements and plan to continue to invest in 2022.”

CONSOLIDATED RESULTS

SUMMARY	Quarter Ended September 30,
(in millions, except per share amounts)	2021	2020	Change
Revenue	$1,099	$1,050	5%
Income before income taxes (“EBT”)	$291	$176	65%
Net income	$224	$133	68%
Net income per diluted share	$4.47	$2.79	60%
Weighted average shares outstanding – diluted	50.0	47.8

**********************************
Supplemental Non-GAAP Metrics (a):
Pre-tax pre-provision earnings (“PPNR”)	$452	$384	18%
(a)	See “Financial Measures” for a discussion of non-GAAP Financial Measures.

Third Quarter: Consolidated revenue increased 5% to $1,099 million compared to the third quarter of 2020, resulting from the ongoing consumer recovery from pandemic lows.  PPNR increased $68 million, or 18%, as a result of the increase in revenue and lower interest expense in the quarter.  EBT increased 65% to $291 million, impacted by a lower provision for loan loss during the third quarter of 2021 versus prior year.  Net income was $224 million, or $4.47 per diluted share.

Alliance Data Systems Corporation
October 28, 2021

SEGMENT RESULTS

Card Services: Revenue increased 7% to $930 million compared to the third quarter of 2020, primarily due to the negative impact from the pandemic on gross revenue yields in the third quarter of 2020.  EBT increased $102 million to $314 million compared to the third quarter of 2020, attributable to the improvement in revenue, lower interest expense, and a lower provision for loan loss.  The net principal loss rate was 3.9% in the third quarter of 2021, an improvement of 190 basis points from the prior year period, while the delinquency rate of 3.8% improved 90 basis points from the prior year period.

Credit sales increased 20% to $7.4 billion compared to the third quarter of 2020, as consumer spending recovers.

LoyaltyOne: Segment revenue declined 8% to $169 million compared to the third quarter of 2020.  BrandLoyalty revenue decreased 18%, or $21 million, due to a decline in retailer programs associated with the continuing impact of COVID-19.  AIR MILES revenue increased 9%, or $6 million, compared to the third quarter of 2020, due in part to higher redemptions, as well as the impact of favorable currency exchange rates.  EBT for the LoyaltyOne segment increased 143% to $45 million due to lower cost of redemptions and amortization expense.

Issuance of AIR MILES reward miles decreased 7% compared to the third quarter of 2020, reflecting certain promotional activity in the prior year not present in the current year. AIR MILES reward miles redeemed increased 30% compared to the third quarter of 2020, reflecting an improvement in travel-related categories.

Contacts:

Investor Relations:  Brian Vereb (brian.vereb@alliancedata.com), 614-528-4516

Media Relations:  Shelley Whiddon (shelley.whiddon@alliancedata.com), 214-494-3811
       Rachel Stultz (Rachel.stultz@alliancedata.com), 614-729-4890

Alliance Data Systems Corporation
October 28, 2021

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including the proposed spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company may present financial measures that are non-GAAP measures, such as pre-tax pre- provision earnings.  Pre-tax pre-provision earnings is calculated by adding the provision for loan loss to income before taxes.  The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations.

Alliance Data Systems Corporation
October 28, 2021

Reconciliation of Non-GAAP Financial Measures

Reconciliations to comparable GAAP financial measures are available in the accompanying schedules, which are posted as part of this earnings release in both the News and Investors sections on the Company’s website (www.AllianceData.com). The events necessitating a non-GAAP adjustment are inherently unpredictable and may have a material impact on the Company’s future results.

The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in other various agreements or public filings.

Conference Call

Alliance Data will host a conference call on Thursday, October 28, 2021 at 8:30 a.m. (Eastern Time) to discuss the Company’s third quarter 2021 results. The conference call will be available via the Internet at www.alliancedata.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial (866) 813-9403 or (929) 458-6194 and enter “859154”. The replay will be available at approximately 11:59 a.m. (Eastern Time) on Thursday, October 28, 2021.

About Alliance Data

Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. Headquartered in Columbus, Ohio, Alliance Data is an S&P MidCap 400 company that consists of businesses that together employ approximately 8,000 associates at more than 45 locations worldwide.

Alliance Data’s Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread® and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Alliance Data Systems Corporation
October 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue	$1,099.3	$1,050.5	$3,196.5	$3,411.5
Operating expenses:
Cost of operations	523.7	511.7	1,559.7	1,547.9
Provision for loan loss	161.1	207.7	180.3	1,113.7
Depreciation and amortization	31.7	40.1	97.2	120.3
Total operating expenses	716.5	759.5	1,837.2	2,781.9
Operating income	382.8	291.0	1,359.3	629.6
Interest expense, net:
Securitization funding costs	26.0	37.5	89.9	130.1
Interest expense on deposits	37.3	52.9	124.7	172.1
Interest expense on long-term and other debt, net	28.8	24.7	87.9	79.1
Total interest expense, net	92.1	115.1	302.5	381.3
Income before income tax	$290.7	$175.9	$1,056.8	$248.3
Income tax expense	67.0	42.6	273.4	46.6
Net income	$223.7	$133.3	$783.4	$201.7

Per share data:
Weighted average shares outstanding – basic	49.8	47.7	49.7	47.7
Weighted average shares outstanding – diluted	50.0	47.8	50.0	47.7

Basic – Net income	$4.50	$2.79	$15.75	$4.23
Diluted – Net income	$4.47	$2.79	$15.68	$4.23

Pre-tax pre-provision earnings:
Income before income tax	$290.7	$175.9	$1,056.8	$248.3
Provision for loan loss	161.1	207.7	180.3	1,113.7
Pre-tax pre-provision earnings	$451.8	$383.6	$1,237.1	$1,362.0

Alliance Data Systems Corporation
October 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$3,172.2	$3,081.5
Credit card and loan receivables:
Credit card and loan receivables	15,689.9	16,784.4
Allowance for loan loss	(1,644.8)	(2,008.0)
Credit card and loan receivables, net	14,045.1	14,776.4
Redemption settlement assets, restricted	734.0	693.5
Right of use assets - operating	208.0	233.2
Intangible assets, net	64.1	81.7
Goodwill	1,342.7	1,369.6
Other assets	2,691.2	2,311.2
Total assets	$22,257.3	$22,547.1

Liabilities and Stockholders’ Equity
Deferred revenue	$1,020.9	$1,004.0
Deposits	9,885.5	9,792.6
Non-recourse borrowings of consolidated securitization entities	4,588.7	5,709.9
Long-term and other debt	2,733.9	2,805.7
Operating lease liabilities	271.8	300.0
Other liabilities	1,510.9	1,413.3
Total liabilities	20,011.7	21,025.5
Stockholders’ equity	2,245.6	1,521.6
Total liabilities and stockholders’ equity	$22,257.3	$22,547.1

Shares of common stock outstanding	49.8	49.7

Alliance Data Systems Corporation
October 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended September 30,
	2021	2020

Cash Flows from Operating Activities:
Net income	$783.4	$201.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.2	120.3
Deferred income taxes	20.0	(157.7)
Provision for loan loss	180.3	1,113.7
Non-cash stock compensation	24.6	16.2
Amortization of deferred financing costs	23.5	26.6
Asset impairment charges	—	34.2
Change in operating assets and liabilities, net of sale of business	25.4	121.6
Other	53.6	12.0
Net cash provided by operating activities	1,208.0	1,488.6

Cash Flows from Investing Activities:
Change in redemption settlement assets	(47.3)	(31.3)
Change in credit card and loan receivables	87.9	3,107.8
Proceeds from sale of business	—	26.7
Purchase of credit card portfolios	(99.5)	—
Sale of credit card portfolio	512.2	289.5
Capital expenditures	(58.8)	(37.9)
Other	(13.8)	10.0
Net cash provided by investing activities	380.7	3,364.8

Cash Flows from Financing Activities:
Borrowings under debt agreements	38.0	1,150.0
Repayments of borrowings	(114.1)	(1,194.5)
Net increase (decrease) in deposits	88.4	(2,012.0)
Non-recourse borrowings of consolidated securitization entities	2,767.5	435.0
Repayments/maturities of non-recourse borrowings of consolidated securitization entities	(3,891.2)	(3,380.0)
Payment of deferred financing costs	(13.0)	(16.2)
Dividends paid	(31.6)	(50.5)
Other	(1.1)	3.9
Net cash used in financing activities	(1,157.1)	(5,064.3)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4.2)	3.7
Change in cash, cash equivalents and restricted cash	427.4	(207.2)
Cash, cash equivalents and restricted cash at beginning of period	3,463.2	3,958.1
Cash, cash equivalents and restricted cash at end of period	$3,890.6	$3,750.9

Alliance Data Systems Corporation
October 28, 2021

ALLIANCE DATA SYSTEMS CORPORATION
SUMMARY FINANCIAL HIGHLIGHTS
(In millions)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Segment Revenue:
LoyaltyOne	$169.3	$184.8	(8)%	$496.7	$533.9	(7)%
Card Services	930.0	865.7	7	2,699.8	2,877.5	(6)
Corporate/Other	—	—	nm*	—	0.1	nm*
Total	$1,099.3	$1,050.5	5%	$3,196.5	$3,411.5	(6)%

Segment Earnings Before Taxes:
LoyaltyOne	$44.5	$18.3	143%	$100.7	$88.9	13%
Card Services	314.2	212.1	48	1,128.5	314.5	259
Corporate/Other	(63.9)	(54.5)	17	(168.3)	(155.1)	9
Eliminations	(4.1)	—	nm*	(4.1)	—	nm*
Total	$290.7	$175.9	65%	$1,056.8	$248.3	326%

Key Performance Indicators:
Credit sales	$7,380	$6,152	20%	$20,825	$17,050	22%
Average receivables	$15,471	$15,300	1%	$15,512	$16,570	(6)%
End of period receivables	$15,690	$15,599	1%	$15,690	$15,599	1%
Card Services gross revenue yield	24.0%	22.5%	1.5%	23.2%	23.0%	0.2%
Net principal loss rate	3.9%	5.8%	(1.9)%	4.7%	6.8%	(2.1)%
Delinquency rate	3.8%	4.7%	(0.9)%	3.8%	4.7%	(0.9)%
AIR MILES reward miles issued	1,155	1,240	(7)%	3,406	3,609	(6)%
AIR MILES reward miles redeemed	896	687	30%	2,436	2,289	6%

* nm- not meaningful